UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

April 10, 2015

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 20, 2015, at 10:00 a.m. Eastern Daylight Time. The meeting will be held by means of remote communication only via the Internet at www.virtualshareholdermeeting.com/SPAR15.

At the annual meeting, we will vote on a number of important matters, as listed in the enclosed Notice of Annual Meeting of Shareholders and as described in detail in the enclosed Proxy Statement. In addition, you will hear a report on Spartan Motors' business activities.  On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement.  We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own.  Whether or not you plan to attend the virtual annual meeting, please sign, date, and return the enclosed proxy card as soon as possible or vote by Internet following the instructions on the proxy card.  Sending a proxy card or voting by Internet prior to the meeting will not affect your right to vote if you attend the virtual meeting.

Sincerely, Daryl M. Adams President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the 2015 annual meeting of shareholders of Spartan Motors, Inc.  The meeting will be held on Wednesday, May 20, 2015, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR15.  At the meeting, you will be invited to:

(1)	vote on the election of two directors to three-year terms expiring in 2018 and one director to a one-year term expiring in 2016;

(2)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(3)	participate in an advisory vote to approve the compensation of our executives; and

(4)	transact such other business as may properly come before the annual meeting.

You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on March 23, 2015. Please note that this year's annual meeting will be held via the Internet only.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2015:  Our Proxy Statement, proxy card and Annual Report to Shareholders\Form 10-K are available on the Internet at www.proxyvote.com.  You may also contact John Bober at (517) 543-6400 or John.Bober@SpartanMotors.com to request these materials.

Sincerely,
Charlotte, Michigan April 10, 2015
Thomas T. Kivell Secretary

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 20, 2015

PROXY STATEMENT

Introduction

Use of Terms

In this Proxy Statement, "we," "us," "our," the "Company," "Spartan Motors," and "Spartan" refer to Spartan Motors, Inc., and "you" and "your" refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

You are cordially invited to attend the 2015 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Wednesday, May 20, 2015, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR15.  If you need help accessing the annual meeting, please contact Maryjane Shance at (517) 543-6400 or at MJShance@SpartanMotors.com.

How to Participate in the Electronic Meeting

In order to participate in this year's annual meeting of shareholders and submit your questions during the meeting, please log on to www.virtualshareholdermeeting.com/SPAR15. You will need to enter the 11-digit control number shown on your proxy card.

Solicitation of Proxies

This Proxy Statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors' Board of Directors for use at the annual meeting, and any adjournment of the meeting.

Availability Date

This Proxy Statement and the proxy card are being given or made available (via the internet) on and after April 10, 2015 to Spartan Motors' shareholders as of the record date.

Purposes of the Meeting

The purposes of the annual meeting are to:

(1)	vote on the election of two directors to three-year terms expiring in 2018 and one director to a one-year term expiring in 2016;

(2)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(3)	participate in an advisory vote to approve the compensation of our executives; and

(4)	transact such other business as may properly come before the annual meeting.

We do not know of any other matters to be presented for consideration at the annual meeting.  If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on March 23, 2015.  Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

As of March 23, 2015, there were 34,028,838 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

By Mail: If you are a shareholder of record, that is, your common stock is registered directly in your name with the transfer agent, American Stock Transfer & Trust Co., you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

By Internet Before the Annual Meeting: If voting by Internet before the annual meeting, go to the website printed on the proxy card or www.proxyvote.com and enter the control number printed on the proxy card.  Your control number is the 11-digit number located beneath the Company name and account number on the upper right side of your proxy material.  Proceed to follow the instructions provided.

By Internet During the Annual Meeting: Use your computer to access the website printed on the proxy card or www.virtualshareholdermeeting.com/SPAR15 and follow the instructions to vote during the meeting.

Regardless of how you vote, if you specify a choice, your shares will be voted as specified.  If you do not specify a choice on your signed, returned proxy, your shares will be voted: (1) for the election of all nominees for director named in this Proxy Statement, (2) for the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year, (3) for the approval of the compensation of our executives, and (4) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

"Street Name" Shareholders

If you hold your shares in "street name," that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares if you provide it with proper and timely voting instructions.  Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

●	by delivering written notice of revocation to Spartan Motors' Corporate Secretary, 1541 Reynolds Road, Charlotte, Michigan 48813;

●	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

●	by casting a subsequent vote via Internet; or

●	by attending the virtual meeting and voting.

Your last vote properly received before the polls are closed at the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

In order for business to be conducted at the meeting, a quorum must be present.  The presence in person or by properly executed proxy of the holders of at least a majority of all of the issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting.  For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum.  If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

Election of Directors. Under Michigan law and our bylaws, directors are elected by a plurality of the shares voting. This means that the nominees who receive the most votes will be elected to the open director positions.  However, pursuant to our Corporate Governance Principles, because this is an uncontested election of directors (i.e., the number of persons nominated for election is equal to the number of directors to be elected), any nominee for director who receives a greater number of votes "withheld" for his or her election than votes "for" such election is required to promptly tender his or her offer of resignation to the Chairman of the Board. The Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make a final decision not later than 90 days following the date of the shareholder meeting at which the election occurred. In counting votes on the election of directors, abstentions, broker non-votes, and other shares not voted will be counted as not voted and therefore will not affect the outcome of the election.

Advisory Vote on Executive Compensation.   The proposal to approve the compensation of our executives, as described in this Proxy Statement, is an advisory vote only.  The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Human Resources and Compensation Committee of the Board intends to consider the outcome of the vote when considering future executive compensation arrangements.

Other Matters. The proposal to ratify the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

We do not know of any other matters to be presented for shareholder action at the annual meeting.

Broker Non-Votes.   A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker.  Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Proposal: Election of Directors

Nominees for Election

The Board of Directors proposes that the following two individuals be elected as directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2018:

Daryl M. Adams

James C. Orchard

In addition, the Board of Directors proposes that the following individual be elected as a director of Spartan Motors for a one-year term expiring at the annual meeting of shareholders to be held in 2016:

Kenneth Kaczmarek

Each nominee is presently a director of Spartan Motors whose term will expire at the annual meeting. Mr. Adams and Mr. Orchard were appointed to the Board on December 10, 2014, and February 6, 2015, respectively, for terms expiring at the 2015 annual meeting of shareholders. Mr. Kaczmarek has been a director since 2003. He previously tendered his resignation as a director pursuant to the Company's Corporate Governance Principles (see "Retirement of Directors" below), but has agreed to continue serving as a director for another year, if he is re-elected by the shareholders at the annual meeting.   Biographical information concerning the nominees appears below under the heading "Spartan Motors' Board of Directors and Executive Officers," beginning on page .

The persons named as proxies in the proxy card intend to vote for the election of each of the nominees.  The proposed nominees are willing to be elected and to serve as directors of Spartan Motors.  However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees.  If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s).  Proxies will not be voted for more than three nominees.

Your Board of Directors recommends that you vote FOR the election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors' outstanding shares of common stock as of March 23, 2015 (or any different dates specified in the footnotes to the table):

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class

BlackRock, Inc. (1) 40 East 52nd Street New York, New York 10022	2,051,028	2,119,737	--	2,119,737	6.23%
Dimensional Fund Advisors LP (2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,136,598	2,214,796	--	2,214,796	6.51%
The Killen Group, Inc. (3) 1189 Lancaster Ave. Berwyn, Pennsylvania 19312	2,154,582	2,286,897	--	2,286,897	6.72%
Ariel Investments, LLC (4) 200 E. Randolph Dr., Suite 2900 Chicago, Illinois 60601	2,577,908	3,720,639	--	3,720,639	10.93%
Thomson Horstmann & Bryant, Inc. (5) 501 Merritt 7 Norwalk, Connecticut 06851	--	2,035,535	1,001,926 (6)	2,035,535	5.98%

(1)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2014, as set forth in an amendment to Schedule 13G filed with the SEC on January 30, 2015.
(2)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2014, as set forth in an amendment to Schedule 13G filed with the SEC on February 5, 2015.
(3)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2014, as set forth in an amendment to Schedule 13G filed with the SEC on February 13, 2015.
(4)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2014, as set forth in an amendment to Schedule 13G filed with the SEC on February 13, 2015.
(5)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2014, as set forth in an amendment to Schedule 13G filed with the SEC on January 22, 2015.
(6)	The Schedule 13G reports these shares as shares over which the reporting person has shared voting power.

Security Ownership of Management

The following table sets forth the number of shares of common stock that each of Spartan Motors' directors and nominees for director, each of the named executive officers (as that term is defined in the Summary Compensation Table below), and all directors and executive officers (including all named persons) as a group beneficially owned as of March 23, 2015:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)(3)	Percent of Class
Kenneth Kaczmarek	81,307	5,000	86,307	*
Hugh W. Sloan, Jr.	91,595	--	91,595	*
Richard R. Current	46,295	--	46,295	*
Ronald Harbour	41,295	--	41,295	*
Richard F. Dauch	34,935	--	34,935	*
Andrew M. Rooke	16,000	--	16,000	*
James C. Orchard	--	--	--	*
Daryl M. Adams	5,000	--	5,000	*
Lori L. Wade	44,662		44,662	*
John A. Forbes	58,109	2,000	60,109	*
Arthur D. Ickes	53,343	--	53,343
John E. Sztykiel (4)	589,641	168,948	758,589	2.23%
Thomas W. Gorman (5)	134,155	--	134,155	*
All directors and executive officers as a group (14 persons) (6)	1,092,093	175,948	1,268,041	3.73%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include restricted shares, which are detailed in the tables on pages  and , for the officers and the directors, respectively.  These numbers also include shares that the named individual has a right to acquire through the exercise of Stock Appreciation Rights ("SARs") exercisable within 60 days after March 23, 2015.  These SARs entitle the holder to obtain a number of shares of common stock having a value equal to the difference between the market value of the stock at exercise and the exercise price of the SARs, multiplied by the number of SARs being exercised.  For the purposes of this table, we have used the closing price of the Company's common stock on March 23, 2015 as the market value, which was $4.99.  The number of shares that may be acquired upon the exercise of such SARs is shown below for each listed person:

SARs
Kenneth Kaczmarek	331
Hugh W. Sloan, Jr.
Richard R. Current
Ronald Harbour
Richard F. Dauch
Andrew M. Rooke
James C. Orchard
Daryl M. Adams
Lori L. Wade
John A. Forbes
Arthur D. Ickes
John E. Sztykiel	947
Thomas W. Gorman
All directors and executive officers as a group (14 persons)	1,278

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	Mr. Sztykiel retired as President and CEO on February 19, 2015, and will retire from the Board of Directors when his term expires at the 2015 annual meeting of shareholders.
(5)	As of February 20, 2014, Mr. Gorman was no longer an executive officer of the Company, and he left the Company effective March 28, 2014.
(6)	These numbers include shares owned by Messrs. Sztykiel, Kivell, and Slater, but do not include shares owned by Mr. Gorman.

Spartan Motors' Board members and executives are expected, but not required, to attain ownership of stock, within 5 years of being named to their position, at least equal to the minimum expectations as follows: Outside Directors – 5 times annual retainer; CEO – 5 times annual salary; CFO – 3 times annual salary; all other named executive officers – 2 times annual salary. Shares owned directly by Board members or executives, shares owned through a 401(k) plan or individual retirement account, unvested restricted shares and shares previously owned by executives but placed in irrevocable trusts for family members are counted toward these ownership expectations. Unexercised options or stock appreciation rights are not counted toward the ownership expectations.

Spartan Motors' Board of Directors and Executive Officers

Spartan Motors' Board of Directors currently consists of nine directors; however, as described below, one director is retiring from the Board as of the 2015 annual meeting.  The Board of Directors is divided into three classes, with each class as nearly equal in number as possible.  Each class of directors serves a successive three-year term.

Biographical information concerning Spartan Motors' directors (including the persons who are nominated for election to the Board of Directors) and the named executive officers is presented below.

Nominees for Election as Directors with Terms Expiring in 2018

Daryl M. Adams (age 53) was appointed President and CEO of Spartan Motors effective February 19, 2015, and was appointed to the Board on December 10, 2014. Mr. Adams joined the Company in connection with his appointment as Chief Operating Officer on July 31, 2014. Prior to joining Spartan Motors, Mr. Adams served for seven years as CEO of Midway Products Group, a privately-held Tier One automotive supplier. Prior to that, he held a succession of management positions over a 17-year career with Lear Corporation, including senior leadership roles in Lear's North American and European operations. Mr. Adams holds a Master of Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Institute of Technology. As the current President and CEO of the Company, Mr. Adams' participation on the Board is of critical importance in terms of the Board's oversight of the Company's operations and strategic direction.

James C. Orchard (age 64) was appointed as a Director of Spartan Motors on February 6, 2015.  From 2008 until 2014, Mr. Orchard served as CEO of Dayco, LLC, a privately-held supplier of engine parts and systems to the automotive industry. Mr. Orchard has served in executive and leadership positions in the automotive, truck, and aftermarket parts industries for the past 46 years, and currently serves on the Board of Directors of BBB Industries, a leading supplier and re-manufacturer of rotating electrical, steering gear and caliper products to the North American vehicle aftermarket. Mr. Orchard's vast experience and leadership in the automotive industry allow him to provide valuable insight and expertise to the Board.

Nominee for Election as a Director with a Term Expiring in 2016

Kenneth Kaczmarek (age 75) has been a Director since 2003.  Mr. Kaczmarek brings nearly four decades of automotive and heavy-truck industry experience to the Board of Directors.  Prior to joining the Board of Directors, Mr. Kaczmarek was an independent consultant to the automotive industry from 1996 to 2000.  From 1994 to 1996, Mr. Kaczmarek had various executive responsibilities, including service as President of Volvo Truck Finance during its start-up phase.  From 1981 to 1994, he was the Chief Financial Officer and Executive Vice President of Finance of Volvo GM Heavy Truck Corporation. Mr. Kaczmarek's vast experience within the automotive industry, and the heavy truck industry in particular, is valuable to his participation on the Board of Directors. See "Retirement of Directors" below for information about Mr. Kaczmarek's expected retirement from the Board in 2016.

 Directors with Terms Expiring in 2017

Richard R. Current (age 70) has been a Director since 2008. From November 1999 to December 2010, Mr. Current, a CPA, served as Vice President and Chief Financial Officer of Neogen Corporation.  Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of The Shane Group, Inc., a privately held company, from 1991 to 1994. Prior to this, Mr. Current practiced with the public accounting firm Ernst & Young LLP for 24 years.  He served as Managing Partner from 1986 to 1991 at its Lansing, Michigan office. Mr. Current's 19 years' experience as a Chief Financial Officer of two separate public companies and one private company, in addition to his 24 years as an auditor and experience on several boards of directors, allows him to provide valuable insight and expertise to the Board.  This is particularly true with respect to the Board's oversight of financial reporting, internal controls, and similar issues.  Mr. Current currently serves as the Chairman of the Audit Committee of the Board.

Hugh W. Sloan, Jr. (age 74) has been a Director since 2007 and has served as Chairman of the Board since 2010.  From 1998 to 2008, Mr. Sloan served as the Deputy Chairman of the Board of Directors of Woodbridge Foam Corporation, a leading supplier of urethane technologies to the automotive industry. He continues to serve on Woodbridge's Board of Directors.  For more than 20 years, Mr. Sloan held various management positions with Woodbridge, including President of the company's automotive group.  From 1985 to 2013, Mr. Sloan served as a Director of Manulife Financial Corporation, a leading Canadian-based financial services group whose stock trades on the New York, Toronto, and Pacific Stock Exchanges. From 1998 to March 2013, Mr. Sloan also served as a Director of Wescast Industries, an automotive supplier whose stock traded on the Toronto Stock Exchange.  Mr. Sloan's current and previous roles with companies within the automotive industry, including publicly-held companies, allow him to provide valuable insight and experience to the Board.

Andrew M. Rooke (age 57) was appointed to the Board of Directors in February of 2012. Mr. Rooke currently serves as President and Chief Operating Officer of Manitex International, Inc., a manufacturer of engineered lifting equipment, a position he has held since 2007.  From 2002 until 2006, Mr. Rooke served as Vice President of Finance for GKN Sinter Metals, a Tier 1 supplier of components to the auto industry, and, from 1999 until 2002, as Finance Director of various GKN off highway and auto components divisions.  Mr. Rooke holds a Bachelor of Arts degree in Economics from the University of York, England, and is a Chartered Accountant.  Mr. Rooke's experience and knowledge in finance, international business, manufacturing, and the automotive industry allow him to provide valuable insight and experience to the Board.

Directors with Terms Expiring in 2016

Ronald Harbour (age 58) has been a Director since 2009.  Mr. Harbour serves as Senior Partner – Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm.  He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007. Mr. Harbour also serves on the Board of Directors of two privately held automotive companies: Techform Products, a manufacturer of body hardware; and Empire Electronics, an automotive wiring manufacturer. Over his 30 years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry. Mr. Harbour currently serves as the Chairman of the Human Resources and Compensation Committee of the Board.

Richard F. Dauch (age 54) has been a Director since 2010.  In 2011, Mr. Dauch became President and CEO of Accuride Corporation, a manufacturer and supplier of commercial vehicle components.  Prior to that, Mr. Dauch served as President and CEO of global mechanical fastener supplier, Acument Global Technologies, Inc.  He held prior leadership roles during a 13-year career at American Axle & Manufacturing, a global supplier of driveline, drive train and chassis systems, as well as at United Technologies Carrier Corporation, after concluding an 11-year career in the United States Army.  Mr. Dauch is a member of the board of directors of Accuride Corporation, an SEC registrant and is a member of the Heavy Duty Business Forum. He also serves on the board of directors of the Army Football Club at West Point. Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT "Leaders For Manufacturing" program. Mr. Dauch's 30 years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board. Mr. Dauch currently serves as the Chairman of the Nominating and Corporate Governance Committee of the Board.

Retirement of Directors

In connection with his retirement as President and CEO of Spartan Motors effective February 19, 2015, Mr. Sztykiel is also retiring from the Board of Directors at the expiration of his current term, which ends as of the 2015 annual meeting of shareholders. Mr. Sztykiel served the Company for over 30 years, including 24 years as its President and 12 years as its CEO. In anticipation of his retirement, the Board of Directors has decreased the size of the Board from nine directors to eight directors, to be effective upon Mr. Sztykiel's retirement on May 20, 2015.

Pursuant to the Company's Corporate Governance Principles, each director is required to offer his resignation as of the first annual meeting of shareholders immediately following the date he reaches age 74. In accordance with these Corporate Governance Principles, Mr. Kaczmarek offered his resignation as of the 2014 annual meeting of shareholders and Mr. Sloan offered his resignation as of the 2015 annual meeting of shareholders. The Board of Directors has not accepted either of these resignations as the Board believes it is in the best interests of the Company for Messrs. Kaczmarek and Sloan to continue serving on the Board through the successful transition of the role of President and CEO from Mr. Sztykiel to Mr. Adams. As a result, the Board has nominated Mr. Kaczmarek for an additional one-year term of office, to expire at the 2016 annual meeting of shareholders. Mr. Sloan's current term as a director expires at the 2017 annual meeting of shareholders. No decision has been made yet as to the date Mr. Sloan will retire from the Board.

Executive Officers Who Are Not Directors

Lori L. Wade (age 51) was appointed Interim Chief Financial Officer and Treasurer in March of 2013 and was appointed Chief Financial Officer effective February 24, 2014. Prior to that, Ms. Wade served as Executive Director of Finance since joining the Company in February of 2008. Prior to joining the Company, Ms. Wade spent more than 21 years at Eaton Corporation where she served as Worldwide Sarbanes-Oxley Manager, Logistics Center Controller and in various other financial management positions. Over the course of her career with the Company, Ms. Wade has developed a thorough knowledge of the Company's business and financial operations.

John A. Forbes (age 55) has been serving as the President of Utilimaster Corporation, a subsidiary of Spartan Motors, since July 2010. Prior to that, he was the CFO of Utilimaster from May 2009 to July 2010, the CFO of Nautic Global Group LLC from 2007 to 2009, and the CFO of Adorn LLC from 2003 to 2007. Mr. Forbes has over 30 years of experience in serving various manufacturing industries in senior financial leadership roles. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He currently serves on the Board of Directors of Patrick Industries, an SEC registrant that is a major manufacturer of component products and distributor of building products and materials to the RV and manufactured housing industries.

Arthur D. Ickes (age 69) was appointed President of the Specialty Chassis and Vehicles segment in June of 2013. Prior to that, Mr. Ickes served as Senior Vice President of Operations of Spartan Motors from 2009 to 2013 and as Vice President of Operations of Spartan Motors from 2007 until 2010. Mr. Ickes has over 40 years of manufacturing and business leadership experience, much of which was with General Motors Corporation. Mr. Ickes also has extensive experience with operations management, acquisitions, strategic planning, manufacturing and product engineering, quality, materials management and product launch management.

Daniel J. Slater (age 59) was appointed President of the Emergency Response Vehicle segment in January of 2015. From 2006 through 2014, Mr. Slater served as Vice President and General Manager of Terex Cranes North America, Inc., a manufacturer of rough terrain cranes, truck cranes and boom trucks. Prior to joining Terex Cranes, he served as President of the Manufacturing Performance Solutions group of RWD, Inc., a management consulting and training firm. Mr. Slater has also held manufacturing management positions for BMW Manufacturing Corporation, Toyota Motor Manufacturing USA and Volkswagen of America.

Thomas T. Kivell (age 62) joined the Company as Vice President and General Counsel in November of 2008. Mr. Kivell joined Spartan from GE Aviation, where he served as general counsel to its Digital Systems business unit, and its predecessor, Smiths Aerospace, since 1996. During his tenure there, he was the senior legal staff member responsible for the Electronic Systems unit of Smiths Aerospace, and served as the sole attorney for Smiths Aerospace in the United States over a four-year period. In 2002, he was a founder of a new legal and compliance department for Smiths Aerospace, unifying several other legal and compliance departments. Prior to his position with GE Aviation and Smiths Aerospace, he was co-owner and CEO of a general design and contracting firm. Mr. Kivell also founded and managed a private law practice. In his career, he has also served in legal counsel and contract management positions for Armored Vehicle Technologies Associated, a joint venture between General Dynamics Land Systems and FMC Corporation, and with General Dynamics Land Systems. Before beginning his legal career, Mr. Kivell was a project engineer for tracked military vehicle programs. Mr. Kivell also serves as a Vice President and as Secretary of Spartan Motors, Inc.

Board Meetings, Annual Meeting, and Committees

Spartan Motors' Board of Directors held seven meetings during 2014.  Each director who served as a director during 2014 attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings and (2) the total number of meetings held by all committees of the Board of Directors on which he served (held during the periods that he served on such committees). Pursuant to the Company's Corporate Governance Principles, the Company expects all directors to attend the annual shareholder meeting, and typically all directors do attend the annual shareholder meeting.  In 2014, five of the seven directors of Spartan Motors attended the annual meeting of shareholders.  Independent directors also meet regularly in executive sessions without the presence of management.

The Board of Directors has determined that Messrs. Current, Kaczmarek, Sloan, Harbour, Dauch, Rooke, and Orchard are "independent," as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The Board of Directors has three standing committees: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating Committee.  Information regarding each of the committees as of the mailing date of this Proxy Statement is as follows:

Audit Committee.   The Audit Committee has been established in accordance with the Securities Exchange Act of 1934.  Its primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to:  Spartan Motors' financial statements and the accounting and financial reporting process; Spartan Motors' systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors' financial statements; legal and regulatory compliance; and ethics issues.  Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors, and exercises direct oversight of the Company's Manager of Business Risk.  The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company's website, www.spartanmotors.com.

The Audit Committee has a Pre-Approval Policy related to the audit and non-audit services performed by the independent registered public accounting firm.  All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee.  The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

The Audit Committee meets the definitions of an "audit committee" under applicable Nasdaq and SEC rules.  Each member of the Audit Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members.  Messrs. Current (Chairman), Sloan, Kaczmarek, Dauch, Harbour, Rooke and Orchard are members of the Audit Committee.  The Board of Directors has determined that Messrs. Current, Rooke, and Kaczmarek are audit committee "financial experts" as the term is defined in rules of the Securities and Exchange Commission and all seven are Independent Directors as defined by Nasdaq.  The Audit Committee held nine meetings during 2014.

Human Resources & Compensation Committee.  The responsibilities of the Human Resources & Compensation Committee include exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates, as well as recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors' executive officers.  In addition, the Human Resources & Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors' stock incentive plans, reviewing all material proposed stock incentive plan changes and determining the employees to whom stock incentives will be granted, the number of shares covered by stock incentive, and the terms and other matters associated with equity-based compensation awards.

The Human Resources and Compensation Committee operates pursuant to a written charter adopted by the Board of Directors.  The Human Resources and Compensation Committee charter is available on our website, www.spartanmotors.com.  The Human Resources and Compensation Committee does not delegate to other persons the duties with which it is charged under the charter. For specific information regarding the processes and procedures of the Human Resources and Compensation Committee, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

Messrs. Harbour (Chairman), Sloan, Kaczmarek, Current, Dauch, Rooke and Orchard are members of the Human Resources and Compensation Committee.  Each member of the Human Resources and Compensation Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. The Human Resources and Compensation Committee held five meetings during 2014.

The Human Resources and Compensation Committee has reviewed all components of the Chief Executive Officer's compensation and the compensation of the other executive officers who are named in the Summary Compensation Table set forth later in this Proxy Statement, including salary, bonuses, equity and other incentive compensation, accumulated realized and unrealized stock options, stock appreciation rights and restricted stock gains, the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors' Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders.  In addition to its responsibilities regarding director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance.  Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters.  In addition, the Committee reviews the Company's adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company's website, www.spartanmotors.com.

The Corporate Governance and Nominating Committee will consider candidates who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

The Committee believes the foregoing qualities are the most important qualifications for any director or director nominee; however, in identifying candidates for directors, the Board considers other attributes that may make a person a strong director.  One such attribute that is considered is the potential diversity of viewpoint that a potential candidate would likely bring to the Board of Directors, which could be the result of the person's background, current occupation, career history, and other factors.

As the need to make changes or additions to the Board arises, the Committee gives consideration to the Board size, experiences, and needs.  The Committee may use outside resources, including consultants retained by the Committee, to assist in the process of establishing the criteria for director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the Committee.  Regardless of how they are identified, candidates must understand, accept, and value the culture and history of Spartan Motors, Inc.

Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders.  The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all director nominees, regardless of the party making the director nomination.

Each member of the Corporate Governance and Nominating Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members.  Messrs. Dauch (Chairman), Sloan, Harbour and Current are the members of the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee held four meetings during 2014.

Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders.  Spartan Motors' bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's intent to make a nomination or nominations has been given to Spartan Motors' Secretary at least 120 days before the one-year anniversary date of the notice of the previous year's annual meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected. Each such notice to the Secretary must include:

●	the name, age, business address and residence of each nominee proposed in the notice;

●	the principal occupation or employment of each nominee;

●	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

●	a statement that each nominee is willing to be nominated; and

●	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure; Role in Risk Oversight

The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors.  Although Mr. Adams, our President and CEO, serves as a director, the Board of Directors is chaired by Mr. Hugh Sloan, a non-employee director who meets Nasdaq standards for being an independent director.  The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company's executive management team, led by Mr. Adams.  The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business.  The Board's risk oversight function is largely carried out through the Board's independent oversight of the executive management team and, in particular, its oversight of the various operational, industries, economic, and other risk factors faced by the Company.  The Board is an active Board that meets regularly with consistent input from all directors.  All directors except for Messrs. Adams and Sztykiel have been determined to meet the independence standards of applicable Nasdaq rules.  In addition, the Company believes that the strength and experience of its directors is important to their independent oversight of the executive management team.   Those members of the executive management team who have particular risk management responsibilities, including the CEO, the CFO, General Counsel, and the Manager of Business Risk report directly to the Board of Directors on a regular basis.  In addition, the Board regularly hold sessions of the independent directors only, without the presence of any employee directors or other executives of the Company.

In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas.  These functional areas are described in more detail on the preceding pages for each Committee's responsibilities.

Finally, the Board works to ensure that management is properly focused on the appropriate strategic risks and initiatives to grow the business through acquisitions, organic growth and alliances by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Communicating with the Board

Shareholders and interested parties may communicate with members of Spartan Motors' Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o Thomas T. Kivell, Secretary, Spartan Motors, Inc., 1541 Reynolds Road, Charlotte, Michigan 48813.  All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis –

Compensation Philosophy and Objectives

The Company's executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance.  The Company's executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management's compensation with the achievement of Spartan Motors' annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

The Human Resources and Compensation Committee sets management compensation at levels that the Compensation Committee believes are competitive with other companies in Spartan Motors' industry.

The advisory vote on executive compensation was conducted at our annual meeting of shareholders in 2014, based on the disclosure of our executive compensation in the proxy statement for that meeting.   Of the shares of common stock represented at that meeting in person or by proxy, approximately 95% of the shares voted to approve the resolution, 3% voted against the resolution, and 2% abstained.  Our Board considered the results of this vote to be supportive of the Company's compensation policies and programs and did not make any changes to such policies and programs as a result of such vote.

Elements of Compensation

Executive compensation consists of both cash and equity and is comprised of the following elements, each of which is described below:

●	Base salary;
●	Cash bonuses pursuant to the Spartan Motors, Inc. Executive Leadership Team Incentive Compensation Framework (the "ELT Plan"); and
●	Ownership/Equity compensation such as stock grants, restricted stock, stock options, and stock appreciation rights.

Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above.  The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality and take appropriate risks.  The elements of the executive compensation program are described in detail below.

The Human Resources and Compensation Committee believes that the percentage of an executive's total compensation that is "at risk" should increase as the executive's responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers' potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

Base Salary

Base salary is a fundamental component of the Company's compensation system, and overall competitive salary levels are necessary to attract and retain well-qualified executives.  The Company generally sets base salary levels of its executive officers slightly lower than prevailing market rates, with the expectation that cash bonuses and equity based compensation will allow the executive to receive overall compensation that is at or above market rates, providing that certain performance objectives are met. The Human Resources and Compensation Committee determines recommended base salaries for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of Spartan Motors, the performance of the individual, the competitive marketplace for similar management talent, and other relevant factors.  The Committee does not give specific weight to any particular factor.  Using these same factors, the Committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors' executives.  As stated above, total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality.

In 2014, Mercer was engaged to benchmark the salaries of the executive officers of Spartan Motors. Details regarding this benchmarking process appear below under the heading "Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process."  The Mercer benchmarking process was completed in January of 2015. Based on the results of this benchmarking process, the annual base salaries of Mr. Adams and Ms. Wade were increased to $480,000 and $242,000, respectively. The base salaries of Messrs. Forbes and Ickes did not change significantly from their 2014 levels.

Prior to this benchmarking process in 2014, the Company had not engaged a consultant to perform a benchmarking analysis since 2010. That earlier benchmarking process was completed in 2011 and resulted in certain salary adjustments that took effect in 2012.

The base salary for Ms. Wade was increased in connection with her appointment to Interim CFO in March, 2013, as disclosed in the table below. In 2014, her base salary was increased to $220,000 in connection with her appointment to CFO in February, 2014. Mr. Forbes and Mr. Ickes each received increases in their annual base salaries in 2013 and 2014, as shown in the table below, based on their respective performances and the performance of their respective business units.

Cash Incentive Bonuses

In 2011, the Board of Directors adopted the ELT Plan for the Company's executive management team, including each of the named executive officers shown in the tables below. The ELT Plan utilizes pre-determined financial and operational goals and is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance, and communicate Spartan Motors' financial objectives in a clear and quantifiable manner. The Human Resources and Compensation Committee is responsible for annually reviewing the provisions of the ELT Plan, setting the management objectives and business goals, and approving all payouts under the plan. The Committee has the authority and discretion to modify the ELT Plan, to modify the vesting or terms of any outstanding award, and to set the goals for the ELT Plan each year. At the discretion of the Human Resources and Compensation Committee, any bonus payable under the ELT Plan may be paid in the form of the Company's common stock.

Each participant's annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees) by (2) a Bonus Multiplier (described below) by (3) the participant's annual salary.

The target bonus percentage is a percentage of the participant's salary. For 2014, the Human Resources and Compensation Committee set the target bonus percentage at 60% for Mr. Adams and 55% for Ms. Wade and Messrs. Sztykiel, Forbes and Ickes. Mr. Gorman was not eligible for a cash incentive bonus in 2014 due to his retirement in March of 2014. For 2015, the Committee has set the target bonus percentage at 80% for the Chief Executive Officer and 55% for the other named executive officers (other than Messrs. Sztykiel and Gorman, both of whom have retired from their officer positions).

The Bonus Multiplier is a fraction or multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly their target amounts would result in a Bonus Multiplier of 1X, while achievement of the bonus metrics at double their target amounts would result in a Bonus Multiplier of 2X.

2014 Annual Incentive Compensation

The Bonus Multiplier for any individual metric, as well as the overall Bonus Multiplier, is capped at 3X for 2014. For 2014, the Bonus Multiplier was determined based on the following metrics:

Corporate Officers (Messrs. Sztykiel and Adams and Ms. Wade):  The Bonus Multiplier for the corporate-level officers was determined based on the achievement of certain pre-determined company-wide financial goals, along with the achievement on certain pre-determined management objectives. In determining the overall Bonus Multiplier, the company-wide financial goals received a weighting of 65% while the management objectives received a weighting of 35%.  For the year ended December 31, 2014, the achieved Bonus Multiplier was 0.358X for each of Mr. Sztykiel, Ms. Wade, and Mr. Adams. Mr. Adams was guaranteed a minimum cash bonus of $125,000 for 2014 as part of his employment offer, and Mr. Sztykiel was guaranteed a minimum cash bonus of $150,000 for 2014 as part of his retirement compensation package.

Business Unit Presidents (Messrs. Forbes and Ickes):  The Bonus Multiplier for the business unit presidents was determined based on the achievement of certain pre-determined business unit and company-wide financial objectives. The financial objectives for their respective business units were weighted at 65% of the overall multiplier, while the company-wide financial objectives received a weighting of 35%. For the year ended December 31, 2014, the achieved Bonus Multiplier was 1.690X for Mr. Forbes and 0.785X for Mr. Ickes.

2015 Annual Incentive Compensation

For 2015, targets required to be met in order to achieve each X-multiple will be established. The Human Resources and Compensation Committee will determine the Bonus Multiplier based on the achievement of these established metrics that exceed certain threshold amounts. The Bonus Multiplier can be a fractional value based upon pro-rated results within the target metrics, but will be zero for all named executive officers if the Company records a net loss for the year. For 2015, the Bonus Multiplier for the named executive officers, except for Mr. Sztykiel, will be determined based on company-wide goals related to operating earnings and Cash Conversion Cycle. For 2015, Mr. Sztykiel will be paid a cash bonus pursuant to the ELT Plan of $50,000, which is the minimum payment to which he is entitled pursuant to his retirement compensation package. The Company defines cash conversion cycle as Days Sales Outstanding, plus Days Inventory Outstanding, less Days Payables Outstanding. Days Sales Outstanding is the average accounts receivable balance for the year divided by the average daily sales for the year. Days Inventory Outstanding is the average inventory balance for the year divided by the average daily cost of material, labor and overhead for the year. Days Payables Outstanding is the average accounts payable balance for the year divided by the average daily cost of material, freight and certain overhead items for the year.

Long Term Incentives

Spartan Motors' equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value.  The Human Resources and Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors, Inc. stakeholders. See the minimum stock ownership expectations for executive officers under "Security Ownership of Management" above.

Spartan Motors currently has the ability to grant equity-based compensation to its named executive officers under the Stock Incentive Plan of 2005, Stock Incentive Plan of 2007 and the Stock Incentive Plan of 2012.  The Human Resources and Compensation Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate), and approves management's recommendations for awards.

Until 2005, absent unusual circumstances, the Human Resources and Compensation Committee had historically granted stock options on an annual basis to officers, employees, and directors who were employees of Spartan Motors and on a biannual basis to non-employee directors of Spartan Motors.  In 2005, Spartan Motors began the practice of granting shares of restricted stock and stock appreciation rights to officers, key employees and non-employee directors, instead of stock options.

In 2008, the Company discontinued the granting of stock appreciation rights in lieu of restricted stock that vests over time.  This was considered a better method to retain key personnel while rewarding them with equity awards that are aligned with longer term shareholder returns.  In addition, restricted stock awards can be more effective at retaining key personnel in a volatile or depressed stock market. The Company believes that restricted stock helps the executives focus on creating shareholder value, while the time-based vesting feature provides a strong incentive for the executives to commit themselves to the Company for the long-term.  Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner.

In 2014, the Company granted shares of restricted stock to each of the named executive officers, as shown in the compensation tables below.  In general, the restricted stock awards granted to the Company's named executive officers during 2014 vest at a rate of 25% per year for a period of four years (as long as the executive remains employed with the Company). However, for all named executives, unvested restricted stock awards become immediately and fully vested on the date the executive becomes eligible for retirement if he or she is still employed with the Company at that time.  Shares granted to Mr. Ickes in 2014 were immediately vested because he is retirement-eligible. Shares granted to Mr. Sztykiel in 2014 were expected to vest at the rate of 25% in 2015, 25% in 2016 and the remainder in 2017 when Mr. Sztykiel was expected to become retirement-eligible. However, as part of his retirement compensation package, all of Mr. Sztykiel's unvested shares of restricted stock fully vested on February 19, 2015, when he retired from the position of President and Chief Executive Officer. Mr. Gorman left the Company in 2014 and therefore was not granted any stock awards in 2014.

Quantity and Mix of Awards

Stock-based compensation for the Company's named executive officers is currently determined considering long term incentive compensation ("LTIC") targets and multiples.  The amount of long term incentive compensation to be awarded to an executive each year (the "Annual LTIC Amount") is to be determined considering (1) his or her target long term compensation rate ("LTIC Rate") (which is determined separately for different categories of executives and detailed below for the named executive officers), multiplied by (2) the long term compensation multiple ("LTIC Multiple") (described below) and by (3) the executive's annual salary.

2014 Long Term Incentive Compensation

For 2014, the Human Resources and Compensation Committee set the LTIC Rate at 65% of base salary for the Company's CEO and CFO and 30% of base salary for the Company's other named executive officers. The LTIC Multiple was determined considering the performance of two metrics listed below:

Shareholder Return Metric: On an annual basis, the Human Resources and Compensation Committee will establish a shareholder return metric, based on a comparison of Spartan Motors' shareholder return compared to a peer group of companies in similar industries for the previous 12 quarters. The Human Resources and Compensation Committee will make the final determination as to the appropriate results on this metric.

Strategic Objective Metric:  On an annual basis, the Human Resources and Compensation Committee establishes the strategic objectives the officers are expected to accomplish for the year.

The final LTIC Multiple for 2014 was determined considering an average of the two metrics described above, with each metric receiving an equal weighting. For the restricted shares granted in 2014 (based on 2013 goals and results), the LTIC Multiple for the named executive officers was 0.893. The Human Resources and Compensation Committee made certain discretionary adjustments to the stock awards to arrive at the amounts disclosed in the Summary Compensation Table below.

2015 Long Term Incentive Compensation

For 2015, the Human Resources and Compensation Committee set the LTIC Rate at 75% of base salary for the Company's CEO and 60% of base salary for the Company's other named executive officers (other than Messrs. Sztykiel and Gorman, both of whom have retired from their officer positions). The LTIC Multiple can range from 0X to 1X and will be determined considering the performance of three metrics listed below:

Shareholder Return Metric: On an annual basis, the Human Resources and Compensation Committee will establish a shareholder return metric, based on a comparison of Spartan Motors' shareholder return compared to a peer group of companies in similar industries for the previous 12 months. The Human Resources and Compensation Committee will make the final determination as to the appropriate results on this metric.

Strategic Objective Metric:  On an annual basis, the Human Resources and Compensation Committee establishes the strategic objectives the officers are expected to accomplish for the year.

Financial Results:  On an annual basis, the Human Resources and Compensation Committee will establish financial metrics the officers are expected to accomplish for the year, which for 2015 will be based on company-wide earnings per share and cash conversion cycle goals.

The final LTIC Multiplier for 2015 will be determined considering a weighted average of the three metrics described above, with the Financial Results metric expected to receive a weighting of 40% and Shareholder Return and Strategic Objective metrics each expected to receive a weighting of 30%; however, the Human Resources and Compensation Committee retains the right to change the weightings of the above metrics for the plan year.

Equity-based compensation payable to executive officers may be made in a combination of restricted stock grants and options at the discretion of the Human Resources and Compensation Committee.    The number of shares to be granted for restricted share grants will be determined by dividing the Annual LTIC Amount for the proportion of the award that is to be in the form of restricted stock by the average stock price over the preceding three years.  The number of stock options granted will be determined by dividing the Annual LTIC Amount for the proportion of the award that is to be in the form of stock options by the calculated Black-Scholes valuation of the options at the grant date.  For example, if one half of the grant is to be in the form of restricted shares and one half is to be in the form of stock options, the number of restricted shares to be granted will be determined by dividing half of the Annual LTIC amount by the average stock price over the preceding three years, and the number of stock options to be issued will be determined by dividing half of the Annual LTIC amount by the calculated Black-Scholes valuation of the options at the grant date. In 2014, all long term incentive compensation grants were made in the form of restricted stock. This is expected to be the case for 2015 as well.

Chief Executive Officer

The Chief Executive Officer's compensation is based on the policies and objectives outlined above for all executive officers.  The Human Resources and Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of the CEO's potential compensation.

Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process

The Human Resources and Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors' executive compensation policies.  The Human Resources and Compensation Committee also administers Spartan Motors' executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers.  The Human Resources and Compensation Committee consists of seven directors, none of whom is a current or former employee of Spartan Motors.

Other than the CEO and the CFO, none of the Company's named executive officers participate in the discussions with the Human Resources and Compensation Committee.  The Company's CEO and CFO participate only to assist in the process of determining the compensation for executives other than themselves and to provide information to the Human Resources and Compensation Committee regarding Company performance, operations, strategies, and other information requested by the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee's written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers.  Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

The Human Resources and Compensation Committee periodically engages independent third party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies against whom we must compete for talent.  The Human Resources and Compensation Committee uses this data to design and implement competitive compensation programs.  Independent consultants engaged by the Human Resources and Compensation Committee do not answer to management.  In 2014, the Committee engaged Mercer to benchmark officer salaries and other compensation incentives. This engagement was completed in January, 2015, and was a factor utilized in determining the base salary adjustments for the named executive officers for 2015. Prior to this benchmarking process in 2014, the Company had not engaged a consultant to perform a benchmarking analysis since 2010. That earlier benchmarking process was completed in 2011 and resulted in certain salary adjustments that took effect in 2012.

In performing the compensation benchmarking that was completed in 2015, Mercer conducted a benchmarking analysis of the named executive officers' compensation, including base salaries, long-and short-term incentives, and severance practices, utilizing information from proxy disclosures and published surveys. A peer group was selected consisting of durable goods manufacturers with revenues ranging from one-half to double that of Spartan Motors. Market median level salary information in the study reflects the pay for an executive with a median level of experience. All market data comparisons were aged forward to February 1, 2015. The list of identified peer companies in this survey include:  Drew Industries, Inc.; Standard Motor Products; Winnebago Industries; Federal Signal Corp.; Methode Electronics, Inc.; Shiloh Industries, Inc.; Commercial Vehicle Group, Inc.; Altra Industrial Motion Corp.; Alamo Group, Inc.; Esco Technologies, Inc.; Miller Industries, Inc.; Twin Disc, Inc.; and Supreme Industries, Inc.

Pricing Equity Awards; Disclosure of Information

Spartan Motors has long observed a policy of setting the exercise price for stock options, stock appreciation rights, and other share-based awards equal to the closing market price on the date of the grant (or most recent closing price if the date of the grant is not a trading day).  Stock options and stock appreciation rights are not repriced.  We do not "backdate" stock options or any other share based payments.  As described above, the price used to determine the number of restricted shares granted, and disclosed in the tables below, was the average stock price over the preceding three years.

The Board of Directors is committed to maintaining the integrity of the compensation philosophy and programs.  As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards.  We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Personal Benefits; Perquisites

We believe that compensation in the form of perquisites and personal benefits do not provide transparency for shareholders or serve our compensation philosophy.  Consequently, such benefits play a very minor role in the compensation program.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to the named executive officers in excess of $1 million annually, with some exceptions.  We have examined the executive compensation policies in light of Section 162(m) and the regulations under that section.  We do not expect that any portion of Spartan Motors' deduction for employee remuneration will be disallowed in 2015 or in future years by reasons of awards granted in 2014.

Other Information

We do not provide a defined benefit pension to our named executive officers.  Although in the past we have adopted employment agreements that cover three of our current executive officers, we generally do not enter into any formal employment agreements with our executive officers; however, in some cases, we have committed to provide certain benefits to these executives.  Those commitments are described in this Proxy Statement.

Compensation Summary

The following table shows certain information concerning the compensation earned by John Sztykiel, who was our CEO during all of 2014 but retired as President and CEO on February 19, 2015; Daryl Adams, who joined the Company as COO in August 2014 and was appointed as President and CEO effective February 19, 2015; Lori Wade, our CFO; John Forbes, the President of Utilimaster Corp.; Arthur Ickes, the President of our Specialty Chassis & Vehicles Segment; and Thomas Gorman, our former COO who left the Company in March 2014. When used in this Proxy Statement, "named executive officers" and "named executives" refer to the individuals identified in this table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (4) ($)	Total ($)

Daryl M. Adams,	2014	$173,654	$-	$-	$125,000	$496	$299,150
President and CEO (5)	2013	-	-	-	-	-	-
	2012	-	-	-	-	-	-
Lori L. Wade	2014	214,939	-	77,100	67,322	5,596	364,957
CFO (6)	2013	175,106	-	47,070	604	3,851	226,631
	2012	131,171	-	38,010	44,460	3,395	217,036
John A. Forbes	2014	225,000		77,100	175,000	5,150	482.250
President, Utilimaster	2013	215,000	-	62,760	937	5,308	284,005
Corp.	2012	215,000	-	89,595	69,034	6,283	379,912
Arthur D. Ickes	2014	225,000		102,800	97,144	4,322	429,266
President, Specialty Chassis	2013	211,911	-	52,300	804	2,709	267,724
& Vehicles	2012	199,828	-	89,595	58,909	2,021	350,353
John E. Sztykiel,	2014	404,928		118,220	150,000	21,586	694,734
(Former) President and	2013	404,928	-	120,290	2,326	24,069	551,613
CEO (7)	2012	404,928	-	173,760	171,035	23,589	773,312
Thomas W. Gorman,	2014	412,512		-	-	1,882	414,394
(Former) COO (8)	2013	330,010	-	73,220	1,895	13,845	418,970
	2012	330,010	-	152,040	139,423	12,357	633,830

(1)	Amounts in this column reflect one-time cash bonuses earned and expensed by the Company in the respective year.
(2)

Amounts shown in this column represent the aggregate grant date fair value of stock awards.  The fair values were determined in accordance with the Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) Topic 718, "Stock Compensation."  For information regarding valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2014.

(3)

Consists of performance-based non-equity (cash) compensation earned under the ELT Plan (or its predecessor) for performance during the respective year and earnings on awards deferred from prior years.  Please see the "Compensation Discussion and Analysis" section above and the narrative discussion following this table for details.  Since no bonuses were paid under the ELT Plan for 2013 performance, the amounts shown in the rows for 2013 represent the interest earned in 2013 on ELT Plan awards deferred from prior years. These amounts are detailed in the Non-Qualified Deferred Compensation table on page .

(4)

The 2014 amounts reported in this column consist of (i) the Company's matching contributions to the named executive officer's qualified 401(k) retirement plan as follows:  $496 for Mr. Adams, $3,203 for Ms. Wade, $2,183 for Mr. Forbes, $2,671 for Mr. Ickes, $4,489 for Mr. Sztykiel, and $1,882 for Mr. Gorman; (ii) dividends paid on restricted stock as follows: $2,393 for Ms. Wade, $2,967 for Mr. Forbes, and $8,862 for Mr. Sztykiel; (iii) Supplemental Executive Retirement Plan contributions for Mr. Ickes of $1,651; and (iv) amounts paid for country club dues of $8,235 for Mr. Sztykiel.

(5)	Mr. Adams joined the Company as COO in August 2014. He was appointed as President and CEO effective February 19, 2015.
(6)	Ms. Wade was appointed Interim CFO on March 22, 2013 and was appointed CFO on February 24, 2014.
(7)	Mr. Sztykiel served as the Company's President and CEO for all of 2014, but retired as President and CEO effective February 19, 2015.
(8)	Mr. Gorman left the Company effective March 28, 2014.

Grants of Plan-Based Awards During 2014

The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

		Date the	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Compensation Committee Took Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Daryl M. Adams	N/A	N/A	$125,000	$104,192	$239,642				-	$-
	N/A	N/A	-	-	-	-	-	-	-	-
Lori L. Wade	N/A	N/A	-	118,217	271,898
	3/31/14	2/19/14	-	-	-	-	-	-	15,000	77,100
John A. Forbes	N/A	N/A		123,750	371,250	-	-	-	-	-
	3/31/14	2/19/14	-	-	-	-	-	-	15,000	77,100
Arthur D. Ickes	N/A	N/A	-	123,750	371,250	-	-		-	-
	3/31/14	2/19/14	-	-	-	-	-	-	20,000	102,800
John E. Sztykiel	N/A	N/A	150,000	222,710	512,234	-	-	-	-	-
	3/31/14	2/19/14	-	-	-	-	-	-	23,000	118,220
Thomas W. Gorman	N/A	N/A	-	-	-	-	-	-	-	-
	N/A	N/A	-	-	-	-	-	-	-	-

(1)

The amounts reported in these columns are not actual awards. They represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal year 2014 under the ELT Plan described under "Compensation Discussion and Analysis" above. The threshold amounts represent the minimum bonus payable to the named executive officer under the ELT Plan. Generally, there is no guarantee of any minimum bonus under the ELT Plan; however, Mr. Adams was guaranteed a minimum non-equity incentive award of $125,000 for 2014 as part of his employment offer and Mr. Sztykiel was guaranteed a minimum non-equity incentive award of $150,000 for 2014 as part of his retirement compensation package. The target amounts represent the target cash award for each named executive officer for 2014 performance. Each target amount assumes a Bonus Multiple of 1.0X. Each maximum amount represents the maximum annual bonus payable to the named executive officer under the ELT Plan and is calculated based on a Bonus Multiple of 2.3X for Mr. Adams, Ms. Wade, Mr. Sztykiel and Mr. Gorman and 3.0X for Mr. Forbes and Mr. Ickes. For details regarding how awards under the ELT Plan are determined, see the "Compensation Discussion and Analysis" section above. As a result of 2014 performance, no bonuses were paid under the ELT Plan for 2014.

(2)

These columns typically represent possible awards of common stock under the Company's ELT Plan.  Under the terms of the ELT Plan, the Human Resources and Compensation Committee, in its sole discretion, may pay all or any portion of an annual cash bonus under the ELT Plan in the form of Spartan Motors common stock. For 2014, the Human Resources and Compensation Committee elected to pay all awards earned under the ELT Plan in cash; therefore, no target amounts are reported in these columns.

(3)

The amounts reported in this column reflect the number of shares of common stock issued to the named executive during 2014. Shares granted on March 31, 2014 are subject to 4-year vesting schedules (25% per year beginning on the first anniversary of the grant date) for Ms. Wade, Mr. Sztykiel and Mr. Forbes. Mr. Ickes' shares were all vested at the grant date as a result of his being considered retirement-eligible. In connection with Mr. Sztykiel's retirement on February 19, 2015, all of his unvested restricted stock awards became fully vested on that date. Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock. All shares of restricted stock has voting rights and are subject to cancellation in the event of termination from employment for reasons other than death, disability, or retirement.

(4)

Amounts reported equal the aggregate grant date fair value determined in accordance with FASB ASC Topic 718, "Stock Compensation," and do not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2014.

The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the "Compensation Discussion and Analysis" section above.

 Outstanding Equity Awards at December 31, 2014

The following table provides information concerning unexercised options, SARs, and restricted stock that had not vested for each named executive officer outstanding as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options: Exercisable(1) (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)

Daryl M. Adams	-	$-	-	-	$-
Lori L. Wade	-	-	-	23,333	122,732
John A. Forbes	-	-	-	28,500	149,910
Arthur D. Ickes	7,643	7.64	12/31/2017	-	-
John E. Sztykiel	11,250 28,125 23,000	4.57 10.12 7.64	12/31/2015 12/29/2016 12/31/2017	74,572	392,249
Thomas W. Gorman	-	-	-	-	-

_________________________________________________________

(1)	All of the options and SARs reported in this table are fully exercisable.

(2)

The exercise price for all options and SARs was equal to at least 100% of the fair market value of Spartan Motors stock on the grant date.  Refer to Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2014 for further information.

(3)	The vesting dates for shares of restricted stock that have not vested as of December 31, 2014 are as follows:

Named Executive Officer	Vesting Dates

Lori L. Wade	2,333 shares on 3/16/15 5,000 shares on each of 3/31/2015, 3/31/2016 and 3/31/2017 3,000 shares on each of 4/8/2015 and 4/8/2016
John A. Forbes	5,500 shares on 3/16/15 5,000 shares on each of 3/31/2015, 3/31/2016 and 3/31/2017 4,000 shares on each of 4/8/15 and 4/8/16
John E. Sztykiel (a)	74,572 shares on 2/19/15

(a)	All unvested equity awards granted to Mr. Sztykiel became fully vested upon his retirement from the positions of President and Chief Executive Officer on February 19, 2015.

(4)

The market value of the unvested restricted stock is determined by multiplying the closing market price of the Spartan Motors' common stock as of December 31, 2014 ($5.26) by the number of shares of stock.

Option Exercises and Stock Vested in 2014

The following table provides information concerning the vesting of restricted stock during 2014 for each of the named executive officers on an aggregated basis and all stock option exercises by named executive officers during 2014.

Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)

Daryl M. Adams	-	$-	-	$-
Lori L. Wade	-	-	6,533	34,315
John A. Forbes	-	-	11,833	62,042
Arthur D. Ickes	-	-	20,000	102,800
John E. Sztykiel	-	-	42,961	210,667
Thomas W. Gorman	-	-	67,282	366,737

(1)

The amounts in this column are determined by multiplying (a) the number of shares of stock acquired upon exercise of the options by (b) the difference between the market price of the underlying shares on the exercise date and the exercise price of the options.

(2)

The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the trading day immediately preceding the vesting date).

Non-Qualified Deferred Compensation

The following table provides information concerning non-qualified deferred compensation for 2014.  This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Name	Plan(1)	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY(2) ($)	Aggregate Earnings In Last FY(3) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)

Daryl M. Adams	SERP	$-	$-	$-	$-	$-

Lori L. Wade	SERP	-	-	-	-	-

John A. Forbes	SERP	-	-	-	-	-

Arthur D. Ickes	SERP	63,544	1,651	59,902	-	1,551,012

John E. Sztykiel	SERP	36,057	-	31,377	-	413,650

Thomas W. Gorman	SERP	29,981	-	11,517	221,490	24,096

(1)	Messrs. Ickes, Sztykiel and Gorman were the only named executive officers who participated in the SERP in 2014. Please see the narrative discussion following this table for more information.

(2)

Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the "All Other Compensation" column in the Summary Compensation Table above.

(3)

Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company.  The investment choices consist of specified mutual funds (primarily those offered by Fidelity Investments).

The Supplemental Executive Retirement Plan (the "SERP")

The SERP is a non-qualified defined contribution plan administered by the Human Resources and Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company.  The SERP is operated much like the Company's 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors.  The SERP is a funded plan, however, the participants are merely general creditors of the Company.  The SERP's assets are subject to other creditors of the Company in some circumstances.  In 2014, Messrs. Sztykiel, Ickes, and Gorman were the only named executive officers who participated in the SERP.

The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year.  At the beginning of each plan year, the Human Resources and Compensation Committee may elect to match all or a specified portion of each participant's contribution for that year.  The Human Resources and Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company's 401(k) plan but for limitations imposed by the Internal Revenue Code.  In addition, the Human Resources and Compensation Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year.

Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name.  Earnings on each participant's SERP balance are determined by the investment election of the participants.  The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability, or a change in control of the Company.  Amounts are also distributable upon an unforeseeable emergency.  Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability, or change in control of the Company.  Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled.  Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to the Company's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2014.  The closing market price of Spartan Motors common stock was $5.26 as of December 31, 2014.

Triggering Event and Payments/Benefits

	Daryl M. Adams	Lori L. Wade	John A. Forbes	Arthur D. Ickes	John E. Sztykiel (4)	Thomas W. Gorman (5)

Change in Control
Early Vesting of Restricted Stock (1)	$-	$122,732	$149,910	$-	$392,249	$-
SERP Plan (2)	-	-	-	1,551,012	413,650	24,096

Death
Early Vesting of Restricted Stock (1)	-	122,732	149,910	-	392,249	-
SERP Plan (2)	-	--	--	1,551,012	413,650	24,096

Disability
Early Vesting of Restricted Stock (1)	-	122,732	149,910	-	392,249	-
SERP Plan (2)	-	--	--	1,551,012	413,650	24,096

Retirement
Early Vesting of Restricted Stock (1)	-	122,732	149,910	-	392,249	-
SERP Plan (2)	-	--	--	1,551,012	413,650	24,096

Other
Termination Without Cause (3)	430,000	220,000	225,000	225,000	404,928	-

(1)

Under all existing stock incentive plans, upon a change in control of the Company, all of the named executive officers' outstanding equity awards become immediately and fully vested and nonforfeitable.  A participant's shares of restricted stock will also become immediately vested upon death, disability, or the participant becoming retirement-eligible.

(2)	Amounts reflect accumulated balance, earnings to date on the balance, and registrant contributions for the SERP.

(3)

Amounts reported in this row reflect severance payments the Company would expect to make to the named executive officer upon any termination of employment without cause. Mr. Adams is contractually entitled to one year's base salary upon termination of employment without cause, and Mr. Forbes is contractually entitled to six months' base salary upon termination of employment without cause. The Company is not obligated to make severance payments to the other executive officers upon any termination of employment without cause, however, as a matter of practice, the Company generally does make severance payments equal to one year's base salary to executive officers upon termination of employment without cause.

(4)

In connection with his retirement from the Company in February, 2015, Mr. Sztykiel entered into a consulting agreement, effective from the date of his retirement through August 31, 2016, whereby he will receive payments equivalent to his regular salary of $33,744 per month for the duration of the consulting agreement. He will also receive continued health insurance coverage through the term of his consulting agreement, and will receive a lump sum payment of $43,200 for health care costs to be paid on August 31, 2016. Mr. Sztykiel was guaranteed a minimum non-equity incentive compensation award of $150,000 for 2014 and $50,000 for 2015. The Company also accelerated the vesting of Mr. Sztykiel's outstanding unvested shares of restricted stock to February 19, 2015. Mr. Sztykiel will also be entitled to exercise any outstanding stock options or stock appreciation rights in accordance with their terms during the remaining term of the stock options or stock appreciation rights. Mr. Sztykiel has agreed to a covenant not-to-compete for a period of 18 months from his retirement date, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company, and will receive a lump sum payment of $100,000 provided he complies with these covenants during the 18-month term of his consulting agreement. This summary of the consulting agreement is subject to the terms and conditions of the agreement.

(5)

Mr. Gorman departed the Company in March 2014. In connection with his departure, he was paid severance equal to one year's base salary plus the continuation of his health insurance coverage for one year.

Compensation of Directors

Compensation for the Board of Directors is established by the full Board based on input from external compensation experts.  The following table provides information concerning the compensation of directors for Spartan's last completed fiscal year.

Director Compensation

Name (1) (2)	Fees Earned or Paid in Cash (3) ($)	Stock Awards (4) ($)	Total ($)

Hugh W. Sloan, Jr.	$92,173	$82,240	$174,413

Richard F. Dauch	49,386	41,120	90,506

Ronald Harbour	51,886	41,120	93,006

Kenneth Kaczmarek	49,836	41,120	90,956

Richard R. Current	54,836	41,120	95,956

Andrew M. Rooke	46,800	41,120	87,920

_____________________

(1)

The named executive officers who served as directors during any portion of 2014 (John Sztykiel and Daryl Adams) received no additional compensation for their service as directors.  All compensation paid to Mr. Sztykiel and Mr. Adams is reported in the Summary Compensation Table above.

(2)

As of December 31, 2014, each director had outstanding the following aggregate number of (a) unvested stock awards and (b) options to purchase or SAR awards (all of which are vested) with respect to the following number of shares:

Name	Outstanding Stock Awards - # of shares	Outstanding Option/SAR Awards - # of shares

Hugh W. Sloan, Jr.	-	3,900
Richard F. Dauch	8,000	-
Ronald Harbour	8,000	-
Kenneth Kaczmarek	-	11,774
Richard R. Current	-	-
Andrew M. Rooke	8,000	-

(3)	Includes dividends paid on unvested restricted stock.

(4)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2014.  The fair values were determined in accordance with the FASB ASC Topic 718, "Stock Compensation."  For information regarding valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2014.

Each non-employee director other than the Chairman of the Board receives an annual retainer of $46,000. The Chairman of the Board receives an annual retainer of $92,000. Each of the chairs of the Human Resources and Compensation Committee and the Audit Committee received an additional quarterly fee of $1,875 for the first two quarters in 2014 and $2,500 for the second two quarters of 2014 while the chair of the Corporate Governance and Nominating Committee received an additional annual fee of $1,250 in last two quarters of 2014. In the third quarter of 2014, Mr. Harbour replaced Mr. Kaczmarek as Chairman of the Human Resources and Compensation Committee and Mr. Dauch replaced Mr. Sloan as Chairman of the Corporate Governance and Nominating Committee. Mr. Sloan did not receive any additional fees as Chairman of the Corporate Governance and Nominating Committee.

In 2014, each non-employee director other than the Chairman of the Board received a grant of 8,000 shares of restricted stock on March 31, 2014.  The Chairman of the Board received a grant of 16,000 shares of restricted stock on March 31, 2014. Such grants were made under the Stock Incentive Plan of 2012.  The restricted stock has a vesting period of one year, except for Messrs. Sloan, Current, and Kaczmarek, whose restricted stock grants on March 31, 2014 were immediately vested due to their eligibility for retirement on the grant date.

When a non-employee director retires, all restricted stock granted under the Plan will vest in accordance with the award terms and the director's ownership of the restricted stock will not be affected by the retirement. Retirement occurs when a director completes a term for which he or she was elected and either (i) the director is not re-elected by shareholders for a subsequent term, or (ii) the director declines to stand for re-election and such director is 62 years of age or 60 years of age with at least 10 years of service with the Company.  The Human Resources and Compensation Committee has certain discretion in applying an appropriate retirement age or establishing other factors as may be set forth in the award agreement or other grant document with respect to a director, participant, or a particular incentive award.

Directors are also eligible to participate in the Spartan Motors, Inc. Directors' Stock Purchase Plan.  This plan provides that non-employee directors of Spartan Motors may elect to receive at least 25% and up to 100% of their "director's fees" in the form of Spartan Motors common stock.  The term "director's fees" means the amount of income payable to a non-employee director for his or her service as a director of Spartan Motors, including payments for attendance at meetings of Spartan Motors' Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board.  A non-employee director who elects to receive Spartan Motors common stock in lieu of some or all of his or her director's fees will, on or shortly after each "applicable date," receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director's fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date.  The term "applicable date" means any date on which a director's fee is payable to the participant.  To date, no shares have been issued under this plan.

The Board of Directors believes it is important for each Director to acquire and maintain a meaningful ownership position in the Company's stock to directly align the Director's interest with those of the shareholders. Each member of the Company's Board of Directors is expected, over a five year period, to acquire and maintain ownership of the Company's common stock with an aggregate market value of at least five times his or her annual retainer.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis."  Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and in this Proxy Statement.

Respectfully submitted,

Ronald Harbour, Chairman

Hugh W. Sloan, Jr.

Kenneth Kaczmarek

Richard R. Current

Richard F. Dauch

Andrew M. Rooke

James C. Orchard

Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Harbour (Chair), Sloan, Kaczmarek, Current, and Dauch served as members of the Human Resources and Compensation Committee during 2014.  None of these members of the Human Resources and Compensation Committee were, during 2014, an officer or employee of Spartan Motors or formerly an officer of Spartan Motors. None of Spartan's executive officers served as a member of a Compensation Committee (or Board committee performing a similar function) for another entity.

Transactions with Related Persons

The Code of Ethics and Compliance, available for viewing at the Company's website at www.spartanmotors.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Compliance Officer and requires all directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors.  The Company expects its directors, officers and employees to act and make decisions that are in the Company's best interests and encourage them to avoid situations which present a conflict between the Company's interests and their own personal interests. The directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that person's judgment in the course of his or her job for the Company.

Additionally, it is the Company's policy that the Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management.  Generally speaking, a "related" person is a director, executive officer, or affiliate of the Company, or a family member of a director, executive officer, or affiliate of the Company.  To identify related person transactions, each year the Company requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. A "related person transaction" is any transaction involving more than $120,000 in which the Company participates and a "related" person has a direct or indirect material interest.  The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Since January 1, 2014, the Company did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.

Proposal: Advisory Vote on Executive Compensation

  Our "Compensation Discussion and Analysis" above describes, among other things, our executive compensation policies and practices. Federal law requires that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this Proxy Statement. Under the federal law that requires this vote, the shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting of shareholders, our shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement under "Executive Compensation – Compensation Discussion and Analysis," the compensation tables, and the narrative discussion following the compensation tables.  This vote proposal is commonly known as a "say-on-pay" proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program.  This vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under "Executive Compensation" above.

The Company evaluates the compensation of its executives at least once each year to assess whether our compensation policies and programs are achieving their primary objectives and are competitive with other companies in our industry.  Based on its most recent evaluation, our Board of Directors believes our executive compensation programs achieve these objectives, including aligning the interests of our management with those of our shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, we believe shareholders should consider the following:

●

Independent Compensation Committee.   Seven of our nine directors are deemed independent pursuant to applicable Nasdaq standards.  All seven of these independent directors serve on our Human Resources and Compensation Committee.  Meetings of this Committee include executive sessions in which management is not present.

●

Base Salaries Below Median Levels.  Our Human Resources and Compensation Committee believes that our executive officers' base salaries are currently below the median salary levels for comparable companies.  Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives.

●

Restricted Stock Grants.   A significant percentage of our executives' compensation is paid in the form of restricted stock that generally vests over a three to five-year period.  We believe these stock awards help align the executives' interests with longer term shareholder returns and also serve to help retain the services of executives.

For these reasons, our Board of Directors recommends that you vote FOR the adoption of the following resolution:

"RESOLVED, that the shareholders of Spartan Motors, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion set forth in the Company's Proxy Statement for its 2015 Annual Meeting of Shareholders."

Audit Committee Report

The Audit Committee reviews and supervises on behalf of the Board of Directors Spartan Motors' procedures for recording and reporting the financial results of its operations.  Spartan Motors' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors' audited financial statements for the year ended December 31, 2014, and has discussed those financial statements with Spartan Motors' management.

The Audit Committee has also discussed with Spartan Motors' independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, the judgments of the independent registered public accounting firm concerning the quality, not just the acceptability, of Spartan Motors' accounting principles and such other matters that are required under applicable rules, regulations, U.S. generally accepted accounting principles and the standards of the Public Company Accounting Standards Oversight Board (United States) (PCAOB).

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the PCAOB and has discussed their independence from Spartan Motors and Spartan Motors' management with them, including a consideration of the compatibility of non-audit services with their independence.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors' Board of Directors that the audited financial statements for the year ended December 31, 2014 be included in Spartan Motors' annual report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted,

Richard R. Current, Chairman

Kenneth Kaczmarek

Hugh W. Sloan, Jr.

Richard F. Dauch

Ronald Harbour

Andrew M. Rooke

James C. Orchard

Proposal: Ratification of Appointment of Independent Auditors

Proposal to Ratify Appointment of BDO USA, LLP as Spartan Motors' Independent Auditors for the Current Fiscal Year

Subject to the ratification of shareholders, Spartan Motors' Audit Committee has appointed BDO USA, LLP as its independent registered public accounting firm for its 2015 fiscal year.  Representatives of BDO USA, LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO USA, LLP.

BDO USA, LLP's Fees

All fees paid to BDO USA, LLP for services performed in 2014 and 2013, were approved pursuant to Spartan Motors' Audit Committee Pre-Approval Policy described above under "Audit Committee" on page .  A summary of the fees billed by BDO USA, LLP for each of the last two calendar years follows.

	2014	2013

Audit Fees(1)	$405,165	$401,000
Audit-Related Fees(2)	28,790	27,833
Tax Fees(3)	140,633	90,964
All Other Fees(4)	-	7,000

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company's annual financial statements, review of financial statements included in the Company's Form 10-Q, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Represents the aggregate fees billed by the principal accountant for completion of the employee benefit plan audit and general accounting consultations and services that are reasonably related to the annual audit.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	Represents the aggregate fees for professional services rendered by the principal accountant in 2013 for review of the Company's Enterprise Resource Planning system implementation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors' directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission.  Based solely on the Company's review of such reports filed with the Securities and Exchange Commission and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2014 fiscal year, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2014.

Shareholder Proposals

Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2016 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 18, 2015 to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.  Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.  All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2016 must be received by Spartan Motors not later than December 18, 2015 or they will be considered untimely.

Solicitation of Proxies

We will initially solicit proxies by mail.  In addition, directors, officers, and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation.  Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them.  Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting. Shareholders may request a paper copy of this Proxy Statement and the 2014 Annual Report to Shareholders by:

Internet: www.proxyvote.com

Telephone: 1-800-579-1639

E-mail: sendmaterial@proxyvote.com

Form 10-K Report Available.

Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request.  Please direct your requests to Mr. Kivell at the address above.  In addition, Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors' website at www.spartanmotors.com in the "Shareholders" section.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas T. Kivell

Secretary

Charlotte, Michigan

April 10, 2015

SPARTAN MOTORS, INC.
ATTN: JOHN BOBER
1541 REYNOLDS ROAD
CHARLOTTE, MI 48813

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SPAR15**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M88783-P60972 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPARTAN MOTORS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Daryl M. Adams
02) Kenneth Kaczmarek
03) James C. Orchard

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee's appointment of BDO USA, LLP as independent auditors for the current fiscal year.	☐	☐	☐
3. The advisory vote to approve the compensation of executives.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date